Exhibit 99.1
Media: Alan Oshiki
Broadgate Consultants, Inc.
212-232-2354
Investors: Scott Wenhold
Graphic Packaging Corporation
770-644-3062
Graphic Packaging Corporation announces new $1,355 million
Senior Secured Credit Facilities
MARIETTA, Ga., May 17, 2007. Graphic Packaging Corporation (NYSE: GPK) today announced that it has entered into a $1,355 million senior secured credit facility with various lenders and Bank of America, N.A. as administrative agent. The new senior secured credit facilities consist of a $300 million revolving credit facility, due on May 16, 2013, and a $1,055 million term loan facility, due on May 16, 2014. The new revolving credit facility has an interest rate of Libor plus 225 basis points, and the new term loan facility has an interest rate of Libor plus 200 basis points. The new senior secured credit facilities will be used to replace the existing $325 million revolving credit facility, due on August 8, 2009, and the existing $1,275 million term loan facility, due on August 8, 2010.
“We are very pleased with the terms of the new credit facilities and appreciate the support of all of our lenders,” said David W. Scheible, President and Chief Executive Officer. “These facilities, along with our operating cash flows and cash position, will provide the liquidity and financial flexibility to meet our operating needs and strategic goals.”
Banc of America Securities LLC and Deutsche Bank Securities Inc. acted as joint lead arrangers in connection with the new facilities, while Banc of America Securities LLC, Deutsche Bank Securities Inc., and Goldman Sachs Credit Partners L.P. acted as joint book managers for the transaction.
Forward Looking Statements
Statements of the Company’s intentions and expectations in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such

statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company’s substantial amount of debt, continuing pressure for lower cost products, the Company’s ability to implement its business strategies including productivity initiatives and cost reduction plans, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Corporation
Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.